		Exhibit 99(a)
Household Finance Corporation
Household Affinity Funding Corporation III
Household Affinity Credit Card Master Note Trust I, Series 2003-1

Original Class A Principal	451,750,000.00
Number of Class A Bonds (000's)	451,750.00
Original Class B Principal	30,000,000.00
Number of Class B Bonds (000's)	30,000.00
Original Class C Principal	18,250,000.00
Number of Class C Bonds (000's)	18,250.00

Distribution Date		2003 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest		4,532,975.95

CLASS B
Class B Principal Distributions		0.00
Class B Interest		400,286.06

Class C
Class C Principal Distributions		0.00
Class C Interest		369,888.60